Exhibit 99.1
Enphase Energy Reports Financial Results for the Fourth Quarter of 2023
FREMONT, Calif., Feb. 6, 2024 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company and the world’s leading supplier of microinverter-based solar and battery systems, announced today financial results for the fourth quarter of 2023, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported quarterly revenue of $302.6 million in the fourth quarter of 2023, along with 50.3% for non-GAAP gross margin. We shipped 1,595,677 microinverters, or approximately 660.1 megawatts DC, and 80.7 megawatt hours of IQ® Batteries.
Financial highlights for the fourth quarter of 2023 are listed below:
•Quarterly revenue of $302.6 million
•GAAP gross margin of 48.5%; non-GAAP gross margin of 50.3%, with net IRA benefit
•Non-GAAP gross margin of 41.8%, excluding net IRA benefit of 8.5%
•GAAP operating loss of $10.2 million; non-GAAP operating income of $65.6 million
•GAAP net income of $20.9 million; non-GAAP net income of $73.5 million
•GAAP diluted earnings per share of $0.15; non-GAAP diluted earnings per share of $0.54
•Free cash flow of $15.4 million; ending cash, cash equivalents, and marketable securities of $1.70 billion
Our revenue and earnings for the fourth quarter of 2023 are provided below, compared with the prior quarter:
(In thousands, except per share and percentage data)

	GAAP			Non-GAAP
	Q4 2023	Q3 2023	Q4 2022	Q4 2023	Q3 2023	Q4 2022
Revenue	$302,570	$551,082	$724,652	$302,570	$551,082	$724,652
Gross margin	48.5%	47.5%	42.9%	50.3%	48.4%	43.8%
Operating expenses	$156,893	$144,024	$153,741	$86,551	$99,027	$87,718
Operating income (loss)	$(10,231)	$117,989	$156,960	$65,587	$167,593	$229,389
Net income	$20,919	$113,953	$153,753	$73,474	$141,849	$212,389
Basic EPS	$0.15	$0.84	$1.13	$0.54	$1.04	$1.56
Diluted EPS	$0.15	$0.80	$1.06	$0.54	$1.02	$1.51
Our revenue and earnings for the fiscal year 2023 are provided below, compared with the prior year:
(In thousands, except per share and percentage data)

	GAAP		Non-GAAP
	FY 2023	FY 2022	FY 2023	FY 2022
Revenue	$2,290,786	$2,330,853	$2,290,786	$2,330,853
Gross margin	46.2%	41.8%	47.1%	42.6%
Operating expenses	$612,647	$526,334	$382,115	$303,724
Operating income	$445,741	$448,261	$697,210	$690,292
Net income	$438,936	$397,362	$613,241	$647,424
Basic EPS	$3.22	$2.94	$4.50	$4.78
Diluted EPS	$3.08	$2.77	$4.41	$4.62

Total revenue for the fourth quarter of 2023 was $302.6 million, compared to $551.1 million in the third quarter of 2023. Our revenue in the United States for the fourth quarter of 2023 decreased approximately 35%, compared to the third quarter of 2023. Our revenue in Europe decreased approximately 70%, compared to the third quarter of 2023. The declines were primarily the result of reduced shipments to manage high inventory at our distribution partners along with a further softening in demand.
Our non-GAAP gross margin was 50.3% in the fourth quarter of 2023, compared to 48.4% in the third quarter of 2023, driven by increased net IRA benefit. Our non-GAAP gross margin, excluding net IRA benefit, was 41.8% in the fourth quarter of 2023, compared to 45.8% in the third quarter of 2023, driven by product mix. Our non-GAAP operating expenses were $86.6 million in the fourth quarter of 2023, compared to $99.0 million in the third quarter of 2023. Our non-GAAP operating income was $65.6 million in the fourth quarter of 2023, compared to $167.6 million in the third quarter of 2023.
We exited the fourth quarter of 2023 with $1.70 billion in cash, cash equivalents, and marketable securities and generated $35.5 million in cash flow from operations in the fourth quarter of 2023. Our capital expenditures were $20.1 million in the fourth quarter of 2023, compared to $23.8 million in the third quarter of 2023. Capital expenditure requirements decreased due to a reduction in our U.S. manufacturing spending.
In July 2023, our Board of Directors approved a share repurchase program with authorization to purchase up to $1.0 billion of shares of our common stock. In the fourth quarter of 2023, we repurchased 1,183,246 shares of our common stock at an average price of $84.51 per share for a total of approximately $100.0 million.
We started shipping IQ8P™ Microinverters with peak output AC power of 480 W for the small-commercial market in North America, and grid-tied residential applications in South Africa, Mexico, Brazil, and India. We introduced IQ8™ Microinverters into more countries in Europe – Austria, Italy and Belgium. Our newest product, the IQ8X™ microinverter with peak output AC power of 384 W for panels with high DC voltage, is shipping to customers in the United States. We now ship IQ8 Microinverters into 21 countries worldwide.
We shipped 80.7 megawatt hours of IQ Batteries in the fourth quarter of 2023. We now ship our third generation of IQ Batteries, the IQ® Battery 5P, to the United States, Puerto Rico, Australia, and the United Kingdom. We launched this battery in Italy during the fourth quarter of 2023. More than 4,700 installers worldwide are certified to install our IQ Batteries.
We continued to release new features in Solargraf℠, our cloud-based design and proposal software platform during the fourth quarter of 2023. We began offering electrical design and single line diagram features while continuing to offer NEM 3.0 functionality for solar and battery systems in California. The software platform is currently available to installers in the United States, Germany, Austria, and Brazil.
We shipped approximately 913,000 microinverters manufactured in the United States to customers in the fourth quarter of 2023. As part of our plan to streamline manufacturing, we are ceasing operations at our contract manufacturing locations in Romania and Wisconsin. We will focus on manufacturing microinverters in the United States with our two existing contract manufacturing partners in South Carolina and Texas. Once these two U.S. sites have fully ramped production, we expect to have a global capacity of approximately 7.25 million microinverter units per quarter, of which 5 million units of capacity will be in the United States.
BUSINESS HIGHLIGHTS
On Jan. 29, 2024, Enphase Energy announced that it started shipping IQ8HC™ and IQ8X Microinverters with peak output AC power of 384 W designed to seamlessly pair with a full range of solar modules up to 540 W DC.
On Jan. 23, 2024, Enphase Energy announced that it started shipping IQ8 Microinverters in Belgium, with peak output AC power of 384 W, to support newer, high-powered solar modules.
On Dec. 13, 2023, Enphase Energy announced that it is expanding its support for virtual power plants (VPPs) through grid services programs across the United States powered by the IQ Battery 5P.
On Dec. 5, 2023, Enphase Energy announced the launch of the IQ Battery 5P and IQ8 Microinverters, for customers in Italy.

On Nov. 30, 2023, Enphase Energy announced that it started shipping IQ8P Microinverters, with a peak output AC power of 480 W, in Mexico to support newer, high-powered solar modules.
On Nov. 16, 2023, Enphase Energy announced the launch of its new IQ8 Commercial Microinverters, featuring the IQ8P-3P™ Microinverter which enables a peak output AC power of 480 W, for the small commercial solar market in North America.
On Nov. 13, 2023, Enphase Energy announced that it started shipping IQ8P Microinverters, with peak output AC power of 480 W, in Brazil to support newer, high-powered solar modules.
On Nov. 2, 2023, Enphase Energy announce that it started shipping IQ8 Microinverters, with peak output AC power of 384 W, in Austria to support newer, high-powered solar modules.
On Oct. 30, 2023, Enphase Energy announced the launch of IQ8 Microinverters to support high-powered modules and the IQ Energy Router™ family of devices in Switzerland.
FIRST QUARTER 2024 FINANCIAL OUTLOOK
For the first quarter of 2024, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $260.0 million to $300.0 million, which includes shipments of 70 to 90 megawatt hours of IQ Batteries
•GAAP gross margin to be within a range of 42.0% to 45.0%, with net IRA benefit
•Non-GAAP gross margin to be within a range of 44.0% to 47.0% with net IRA benefit and 40.0% to 43.0% excluding net IRA benefit. Non-GAAP gross margin excludes stock-based compensation expense and acquisition related amortization
•Net IRA benefit to be within a range of $12.0 to $14.0 million based on estimated shipments of 500,000 units of U.S. manufactured microinverters
•GAAP operating expenses to be within a range of $144.0 million to $148.0 million
•Non-GAAP operating expenses to be within a range of $80.0 million to $84.0 million, excluding $64.0 million estimated for stock-based compensation expense, acquisition related expenses and amortization, and restructuring and asset impairment charges
For 2024, GAAP and non-GAAP annualized effective tax rate with IRA benefit, excluding discrete items, is expected to be within a range of 19.0% to 21.0%
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Use of non-GAAP Financial Measures
Enphase Energy has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by Enphase Energy include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income, net income per share (basic and diluted), net IRA benefit, and free cash flow.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Enphase Energy’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Enphase Energy uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase Energy believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables below, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of Enphase Energy’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. Enphase Energy excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by Enphase Energy’s stock price at the time of an award over which management has limited to no control.
Acquisition related expenses and amortization. This item represents expenses incurred related to Enphase Energy’s business acquisitions, which are non-recurring in nature, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of Enphase Energy’s ongoing financial performance.
Restructuring and asset impairment charges. Enphase Energy excludes restructuring and asset impairment charges due to the nature of the expenses being unusual and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for cash-based severance costs and asset write-downs of property and equipment and acquired intangible assets, and other contract termination costs resulting from restructuring initiatives.
Non-cash interest expense. This item consists primarily of amortization of debt issuance costs and accretion of debt discount because these expenses do not represent a cash outflow for Enphase Energy except in the period the financing was secured and such amortization expense is not reflective of Enphase Energy’s ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to Enphase Energy’s GAAP tax provision or benefit to report the non-GAAP tax amount based on cash tax expense and reserves for periods prior to 2023. Effective January 1, 2023, Enphase Energy updated its methodology of computing the non-GAAP income tax adjustment from reporting cash tax expense and reserves to the projected non-GAAP annualized effective tax rate as Enphase Energy utilized most of its net operating loss and tax credit carryforwards in the year ended December 31, 2022 and became a significant cash taxpayer in the United States. Going forward, Enphase Energy will exclude the income tax effects of GAAP adjustments such as stock-based compensation, amortization of purchased intangibles, and other non-recurring items that are not reflective of Enphase Energy ongoing financial performance.
Non-GAAP net income per share, diluted. Enphase Energy excludes the dilutive effect of in-the-money portion of convertible senior notes as they are covered by convertible note hedge transactions that reduce potential dilution to our common stock upon conversion of the Notes due 2025, Notes due 2026 and Notes due 2028, and includes the dilutive effect of employee’s stock-based awards and the dilutive effect of warrants. Enphase Energy believes these adjustments provide useful supplemental information to the ongoing financial performance.
Net IRA benefit. This item represents the advanced manufacturing production tax credit (“AMPTC”) from the IRA for manufacturing microinverters in the United States, partially offset by the incremental manufacturing cost incurred in the United States relative to manufacturing in Mexico, India, and China. The AMPTC is accounted for by Enphase Energy as an income-based government grants that reduces cost of revenues in the consolidated statements of operations.
Free cash flow. This item represents net cash flows from operating activities less purchases of property and equipment.

Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its fourth quarter 2023 results and first quarter 2024 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (833) 634-5018. A live webcast of the conference call will also be accessible from the “Investor Relations” section of Enphase Energy’s website at investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (877) 344-7529; replay access code 5859211, beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to its first quarter of 2024 financial outlook, including revenue, shipments of IQ Batteries, gross margin before and with net IRA benefit, estimated shipments of U.S. manufactured microinverters, operating expenses, and annualized effective tax rate with IRA benefit; its expectations regarding the expected net IRA benefit; its expectations on the timing of the introduction of new products into new countries globally; the capabilities, advantages, features, and performance of its technology and products; and the anticipated demand for and availability of its products and services. These forward-looking statements are based on Enphase Energy’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in its most recently filed Annual Report on Form 10-K and other documents on file with the SEC from time to time and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company based in Fremont, CA, is the world's leading supplier of microinverter-based solar and battery systems that enable people to harness the sun to make, use, save, and sell their own power—and control it all with a smart mobile app. The company revolutionized the solar industry with its microinverter-based technology and builds all-in-one solar, battery, and software solutions. Enphase has shipped more than 73 million microinverters, and approximately 4.0 million Enphase-based systems have been deployed in more than 150 countries. For more information, visit www.enphase.com.
© 2024 Enphase Energy, Inc. All rights reserved. Enphase Energy, Enphase, the “e” logo, IQ, IQ8, Solargraf, and certain other marks listed at https://enphase.com/trademark-usage-guidelines are trademarks or service marks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:

Zach Freedman
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net revenues	$302,570	$551,082	$724,652	$2,290,786	$2,330,853
Cost of revenues	155,908	289,069	413,951	1,232,398	1,356,258
Gross profit	146,662	262,013	310,701	1,058,388	974,595
Operating expenses:
Research and development	55,291	54,873	49,683	227,336	168,846
Sales and marketing	53,409	55,357	64,913	231,792	215,102
General and administrative	33,379	33,794	37,355	137,835	140,002
Restructuring and asset impairment charges	14,814	—	1,790	15,684	2,384
Total operating expenses	156,893	144,024	153,741	612,647	526,334
Income (loss) from operations	(10,231)	117,989	156,960	445,741	448,261
Other income (expense), net
Interest income	20,493	19,669	8,720	69,728	13,656
Interest expense	(2,268)	(2,196)	(2,279)	(8,839)	(9,438)
Other income (expense), net	4,233	1,883	4,777	6,509	(431)
Total other income (expense), net	22,458	19,356	11,218	67,398	3,787
Income before income taxes	12,227	137,345	168,178	513,139	452,048
Income tax (provision) benefit	8,692	(23,392)	(14,425)	(74,203)	(54,686)
Net income	$20,919	$113,953	$153,753	$438,936	$397,362
Net income per share:
Basic	$0.15	$0.84	$1.13	$3.22	$2.94
Diluted	$0.15	$0.80	$1.06	$3.08	$2.77
Shares used in per share calculation:
Basic	136,092	136,165	136,167	136,376	135,349
Diluted	139,205	143,863	146,311	143,290	144,390

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$288,748	$473,244
Marketable securities	1,406,286	1,139,599
Accounts receivable, net	445,959	440,896
Inventory	213,595	149,708
Prepaid expenses and other assets	88,930	60,824
Total current assets	2,443,518	2,264,271
Property and equipment, net	168,244	111,367
Operating lease, right of use asset, net	19,887	21,379
Intangible assets, net	68,536	99,541
Goodwill	214,562	213,559
Other assets	215,895	169,291
Deferred tax assets, net	252,370	204,872
Total assets	$3,383,012	$3,084,280
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$116,164	$125,085
Accrued liabilities	261,919	295,939
Deferred revenues, current	118,300	90,747
Warranty obligations, current	36,066	35,556
Debt, current	—	90,892
Total current liabilities	532,449	638,219
Long-term liabilities:
Deferred revenues, non-current	369,172	281,613
Warranty obligations, non-current	153,021	95,890
Other liabilities	51,008	43,520
Debt, non-current	1,293,738	1,199,465
Total liabilities	2,399,388	2,258,707
Total stockholders’ equity	983,624	825,573
Total liabilities and stockholders’ equity	$3,383,012	$3,084,280

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Cash flows from operating activities:
Net income	$20,919	$113,953	$153,753	$438,936	$397,362
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,841	19,448	16,009	74,708	58,775
Net amortization (accretion) of premium (discount) on marketable securities	(2,950)	5,094	(4,723)	(15,561)	(2,632)
Provision for doubtful accounts	(129)	653	67	1,153	119
Asset impairment	9,700	903	—	10,603	1,200
Non-cash interest expense	2,126	2,114	2,077	8,380	8,167
Net gain from change in fair value of debt securities	(2,670)	(1,910)	(345)	(8,078)	(735)
Stock-based compensation	55,222	43,814	63,645	212,857	216,802
Deferred income taxes	(5,053)	(11,499)	(12,099)	(43,348)	3,633
Changes in operating assets and liabilities:
Accounts receivable	105,771	(34,752)	(88,876)	(12,478)	(107,556)
Inventory	(39,481)	(8,003)	(3,222)	(63,887)	(75,273)
Prepaid expenses and other assets	(2,401)	(15,383)	(47,597)	(59,777)	(68,423)
Accounts payable, accrued and other liabilities	(139,277)	9,903	91,128	(22,149)	133,416
Warranty obligations	221	8,151	25,566	57,641	57,773
Deferred revenues	12,611	13,369	58,331	117,780	122,189
Net cash provided by operating activities	35,450	145,855	253,714	696,780	744,817
Cash flows from investing activities:
Purchases of property and equipment	(20,075)	(23,848)	(16,429)	(110,401)	(46,443)
Purchases of marketable securities	(337,757)	(470,766)	(335,193)	(2,081,431)	(907,430)
Maturities and sale of marketable securities	433,869	494,804	282,973	1,840,477	660,129
Investments in private companies	—	(15,000)	(15,000)	(15,000)	(16,000)
Business acquisitions, net of cash acquired	—	—	(34,482)	—	(62,162)
Net cash provided by (used in) investing activities	76,037	(14,810)	(118,131)	(366,355)	(371,906)
Cash flows from financing activities:
Repurchase of common stock	(99,998)	(110,000)	—	(409,998)	—
Proceeds from exercise of equity awards and employee stock purchase plan	12,555	719	5,090	13,870	10,370
Payment of withholding taxes related to net share settlement of equity awards	(27,546)	(8,465)	(8,100)	(120,646)	(27,496)
Net cash used in financing activities	(114,989)	(117,746)	(3,010)	(516,774)	(17,126)
Effect of exchange rate changes on cash and cash equivalents	2,175	(1,900)	3,088	1,853	(1,857)
Net increase (decrease) in cash and cash equivalents	(1,327)	11,399	135,661	(184,496)	353,928
Cash and cash equivalents—Beginning of period	290,075	278,676	337,583	473,244	119,316
Cash and cash equivalents —End of period	$288,748	$290,075	$473,244	$288,748	$473,244

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Gross profit (GAAP)	$146,662	$262,013	$310,701	$1,058,388	$974,595
Stock-based compensation	3,582	2,708	4,271	13,357	13,097
Acquisition related amortization	1,894	1,899	2,135	7,580	6,324
Gross profit (Non-GAAP)	$152,138	$266,620	$317,107	$1,079,325	$994,016

Gross margin (GAAP)	48.5%	47.5%	42.9%	46.2%	41.8%
Stock-based compensation	1.2	0.6	0.6	0.6	0.5
Acquisition related amortization	0.6	0.3	0.3	0.3	0.3
Gross margin (Non-GAAP)	50.3%	48.4%	43.8%	47.1%	42.6%

Operating expenses (GAAP)	$156,893	$144,024	$153,741	$612,647	$526,334
Stock-based compensation (1)	(51,640)	(41,106)	(59,374)	(199,500)	(203,705)
Acquisition related expenses and amortization	(3,888)	(3,891)	(4,859)	(15,317)	(16,521)
Restructuring and asset impairment charges	(14,814)	—	(1,790)	(15,715)	(2,384)
Operating expenses (Non-GAAP)	$86,551	$99,027	$87,718	$382,115	$303,724

(1) Includes stock-based compensation as follows:
Research and development	$23,839	$19,285	$21,687	$88,367	$69,082
Sales and marketing	16,472	13,297	23,517	65,703	78,819
General and administrative	11,329	8,524	14,170	45,430	55,804
Total	$51,640	$41,106	$59,374	$199,500	$203,705

Income (loss) from operations (GAAP)	$(10,231)	$117,989	$156,960	$445,741	$448,261
Stock-based compensation	55,222	43,814	63,645	212,857	216,802
Acquisition related expenses and amortization	5,782	5,790	6,994	22,897	22,845
Restructuring and asset impairment charges	14,814	—	1,790	15,715	2,384
Income from operations (Non-GAAP)	$65,587	$167,593	$229,389	$697,210	$690,292

Net income (GAAP)	$20,919	$113,953	$153,753	$438,936	$397,362
Stock-based compensation	55,222	43,814	63,645	212,857	216,802
Acquisition related expenses and amortization	5,782	5,790	6,994	22,897	22,845
Restructuring and asset impairment charges	14,814	—	1,790	15,715	2,384
Non-cash interest expense	2,126	2,114	2,077	8,380	8,169
Non-GAAP income tax adjustment	(25,389)	(23,822)	(15,870)	(85,544)	(138)
Net income (Non-GAAP)	$73,474	$141,849	$212,389	$613,241	$647,424

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income per share, basic (GAAP)	$0.15	$0.84	$1.13	$3.22	$2.94
Stock-based compensation	0.40	0.32	0.47	1.56	1.60
Acquisition related expenses and amortization	0.08	0.04	0.05	0.17	0.17
Restructuring and asset impairment charges	0.11	—	0.01	0.12	0.02
Non-cash interest expense	0.02	0.02	0.02	0.06	0.06
Non-GAAP income tax adjustment	(0.22)	(0.18)	(0.12)	(0.63)	(0.01)
Net income per share, basic (Non-GAAP)	$0.54	$1.04	$1.56	$4.50	$4.78

Shares used in basic per share calculation GAAP and Non-GAAP	136,092	136,165	136,167	136,376	135,349

Net income per share, diluted (GAAP)	$0.15	$0.80	$1.06	$3.08	$2.77
Stock-based compensation	0.39	0.32	0.46	1.57	1.55
Acquisition related expenses and amortization	0.08	0.04	0.05	0.16	0.16
Restructuring and asset impairment charges	0.10	—	0.02	0.11	0.02
Non-cash interest expense	0.01	0.02	0.02	0.06	0.06
Non-GAAP income tax adjustment	(0.19)	(0.16)	(0.10)	(0.57)	0.06
Net income per share, diluted (Non-GAAP) (2)	$0.54	$1.02	$1.51	$4.41	$4.62

Shares used in diluted per share calculation GAAP	139,205	143,863	146,311	143,290	144,390
Shares used in diluted per share calculation Non-GAAP	137,187	138,535	140,983	139,214	140,315

Income-based government grants (GAAP)	$32,887	$18,532	$—	$53,470	$—
Incremental cost for manufacturing in U.S.	(7,112)	(4,085)	—	(11,603)	—
Net IRA benefit (Non-GAAP)	$25,775	$14,447	$—	$41,867	$—

Net cash provided by operating activities (GAAP)	$35,450	$145,855	$253,714	$696,780	$744,817
Purchases of property and equipment	(20,075)	(23,848)	(16,429)	(110,401)	(46,443)
Free cash flow (Non-GAAP)	$15,375	$122,007	$237,285	$586,379	$698,374

(2)    Calculation of non-GAAP diluted net income per share for the three months ended September 30, 2023 and December 31, 2022 excludes convertible Notes due 2023 interest expense, net of tax of less than $0.1 million in each period from non-GAAP net income. Calculation of non-GAAP diluted net income per share for the year ended December 31, 2023 and 2022 excludes convertible Notes due 2023 interest expense, net of tax of approximately $0.1 million in each period from non-GAAP net income.